Exhibit 99.1

Thomas Properties Group, Inc. Announces Executive Management Changes

Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today a series of key senior management promotions.

Paul S. Rutter and John R. Sischo, both formerly Executive Vice Presidents, have been named to newly-created positions as Co-Chief Operating Officers of the Company. The role of Todd Merkle, Senior Vice President, has been expanded to include the duties of Chief Investment Officer. James A. Thomas will continue to serve as Chairman and Chief Executive Officer.

“This leadership progression is part of the Board’s succession plan,” stated Jim Thomas. As Co-Chief Operating Officers, Messrs. Rutter and Sischo are well positioned to lead our team in taking advantage of opportunities in the marketplace.”

Both Mr. Rutter and Mr. Sischo have worked with Jim Thomas and the Company’s predecessor entities for over 24 years, and have been employed by the Company since 2008 and 2004, respectively. “We appreciate the leadership that Jim Thomas and our Board have provided,” stated Messrs. Rutter and Sischo. “Their vision for the Company will continue to guide our success as we take on these new roles and move the Company forward.”

TPGI will hold a conference call on Thursday, June 3, 2010 at 8:00 a.m. Pacific Time. To participate in the call, dial (866) 831-6291 and (617) 213-8860 internationally, and provide confirmation code 93840894.

A live webcast (listen only mode) of the conference call will also be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through June 24, 2010, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 17640652. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks are addressed in Thomas Properties Group, Inc.’s periodic reports filed with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Investor Contact:

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

dlaing@tpgre.com